                                                                   Exhibit 10.58

                                FUNDING AGREEMENT

                                      AMONG

               BUCKS COUNTY ONOCOPLASTIC INSTITUTE, LLC ("BCOI"),

                      MPT OF BUCKS COUNTY, L.P. ("OWNER"),

                                       AND

                   DSI FACILITY DEVELOPMENT, LLC ("DEVELOPER")

                        DATED AS OF SEPTEMBER 16, 2005.
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                                TABLE OF CONTENTS

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                                                                            Page
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
ARTICLE I DEFINED TERMS..................................................     1
Section 1.01 Certain Defined Terms.......................................     1
Section 1.02 Singular and Plural Terms...................................     5
Section 1.03 Accounting Terms............................................     5
Section 1.04 Amendments to Documents.....................................     6

ARTICLE II DISBURSEMENTS.................................................     6
Section 2.01 Disbursement Procedure......................................     6
Section 2.02 Direct Funding..............................................     8
Section 2.03 Representations and Warranties..............................     9
Section 2.04 Additional Information......................................     9

ARTICLE III CONDITIONS TO FUNDING........................................     9
Section 3.01 Transaction Documents.......................................     9
Section 3.02 Execution of Documents......................................     9
Section 3.03 Title Insurance.............................................     9
Section 3.04 Documents to be Furnished by BCOI Prior to Each Funding.....    10
Section 3.05 Continued Satisfaction of Duties,
             Representations, Warranties and Covenants...................    10
Section 3.06 Disbursements for Materials Stored On-Site..................    10
Section 3.07 Disbursements for Offsite Materials.........................    11
Section 3.08 Disbursements For Tenant Improvements.......................    11
Section 3.09 Assignment of Contracts.....................................    11

ARTICLE IV REPRESENTATIONS AND WARRANTIES................................    12
Section 4.01 Existence and Ownership of BCOI and Developer...............    12
Section 4.02 Violations or Actions Pending...............................    12


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
Section 4.03 Financial Statements........................................    12
Section 4.04 Compliance with Laws and Regulations and
             Transaction Documents.......................................    12
Section 4.05 Roads and Utilities..........................................   13
Section 4.06 Condemnation................................................    13
Section 4.07 Accuracy of Documents.......................................    13
Section 4.08 Environmental and Healthcare Matters........................    13
Section 4.09 Agreements..................................................    13
Section 4.10 Accurate and Complete Disclosure............................    14
Section 4.11 Continuing Effectiveness....................................    14

ARTICLE V COVENANTS OF BCOI/DEVELOPER....................................    14
Section 5.01 Construction of  Improvements...............................    14
Section 5.02 Use of Proceeds.............................................    15
Section 5.03 Liens and Encumbrances......................................    15
Section 5.04 Deficiencies................................................    15
Section 5.05 Reports and Notices.........................................    15
Section 5.06 Books and Records...........................................    16
Section 5.07 Access and Promotion........................................    16
Section 5.08 Changes to the Site Plan and Plans and Specifications.......    16
Section 5.09 List of Contractors, Subcontractors, and Materialmen........    16
Section 5.10 Lien Waiver.................................................    16
Section 5.11 Ownership of Personalty.....................................    17
Section 5.12 Appraisals..................................................    17
Section 5.13 Other Acts..................................................    17
Section 5.14 Construction Contracts......................................    17

ARTICLE VI EVENTS OF DEFAULT.............................................    17

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
Section 6.01 Assignment or Conveyance....................................    17
Section 6.02 Voluntary Insolvency Proceedings............................    18
Section 6.03 Involuntary Insolvency Proceedings..........................    18
Section 6.04 Transfer....................................................    18
Section 6.05 Foreclosures or Liens.......................................    18
Section 6.06 Casualty Loss...............................................    18
Section 6.07 Misrepresentation...........................................    18
Section 6.08 Failure to Complete Improvements............................    19
Section 6.09 Failure to Perform Obligations..............................    19
Section 6.10 Cross Defaults..............................................    19

ARTICLE VII REMEDIES UPON DEFAULT........................................    19
Section 7.01 Remedies of Owner...........................................    19
Section 7.02 Failure to Exercise Remedies................................    20

ARTICLE VIII MISCELLANEOUS...............................................    21
Section 8.01 Conflict in Transaction Documents...........................    21
Section 8.02 Exclusiveness...............................................    21
Section 8.03 Notice......................................................    21
Section 8.04 Modification and Waiver.....................................    21
Section 8.05 Materiality.................................................    21
Section 8.06 Heading.....................................................    21
Section 8.07 Severability................................................    21
Section 8.08 Counterparts................................................    21
Section 8.09 Assignability...............................................    21
Section 8.10 No Agency Relationship......................................    22
Section 8.11 Waiver......................................................    22

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
Section 8.12 Costs and Expenses..........................................    22
Section 8.13 Attorneys' Fees.............................................    23
Section 8.14 Warrant of Attorney.........................................    23
Section 8.15 Consequential Damages.......................................    23
Section 8.16 Indemnification.............................................    24
Section 8.17 Governing Law...............................................    24
Section 8.18 Jurisdiction and Venue......................................    24
Section 8.19 Waiver of Jury Trial........................................    24

                                    EXHIBITS

EXHIBIT A   LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B   DEVELOPMENT BUDGET

EXHIBIT C   THIRD PARTY AGREEMENTS

EXHIBIT D   SITE PLAN

EXHIBIT E   DRAW REQUESTS

                                FUNDING AGREEMENT

     THIS FUNDING AGREEMENT (this "Agreement") is dated as of September 16, 2005, by and among BUCKS COUNTY ONOCOPLASTIC INSTITUTE, LLC, a Delaware limited liability company ("BCOI") whose address is 511 Union Street, Suite 1800, Nashville, Tennessee 37219, Attention: Jerome S. Tannenbaum, MPT of BUCKS COUNTY, L.P., a Delaware limited partnership ("Owner"), whose address is 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Edward K. Aldag, Jr., and DSI FACILITY DEVELOPMENT, LLC, a Delaware limited liability company ("Developer"), whose address is 511 Union Street, Suite 1800, Nashville, Tennessee 37219, Attention: Jerome S. Tannenbaum.

                                   WITNESSETH

     WHEREAS, BCOI has entered into a Lease Agreement dated as of the date hereof (as defined below), between BCOI, as lessee, and Owner, as lessor;

     WHEREAS, BCOI and Owner have entered into that certain Development Agreement with Developer (each defined below), concerning the construction of the Improvements, which Improvements shall be leased by Owner to BCOI pursuant to the Lease Agreement;

     WHEREAS, Owner has agreed to fund the construction of such Improvements on the terms and conditions herein contained.

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I
                                  DEFINED TERMS

SECTION 1.01 Certain Defined Terms. Certain capitalized terms used herein shall have the respective meanings:

"Applicable Environmental Law" shall mean any applicable federal, state or local law, rule or regulation pertaining to health or the environment, or petroleum products, or radon radiation, or oil or hazardous substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and the Federal Emergency Planning and Community Right-To-Know Act of 1986, as amended. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste," disposal," "dispose," and "disposed" shall have the meanings specified in RCRA, except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein prospectively from and after the date of such amendments; notwithstanding the foregoing, provided, to the extent that the laws of the state in which the Property is located establish a meaning for "hazardous substance" or "release" which is broader than that specified in CERCLA, as CERCLA may be amended from time to time, or a meaning for "solid waste," "disposal," and "disposed" which is broader than specified in RCRA, as RCRA may be amended from time to time, such broader meanings under said state law shall apply in all matters relating to the laws of such State.

"Applicable Healthcare Laws" shall mean all rules and regulations under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C.
669), False Statements (18 U.S.C. 1001), False Statements (19 U.S.C. 1035), and Patient Inducement Statute, and applicable equivalent state statutes and any and all rules or regulations promulgated by governmental entities with respect to any of the foregoing.

"Assignment of Construction Documents" shall mean that certain Assignment of Contracts and Documents of even date herewith from BCOI and Developer in favor of Owner.

"Complete", "Completed" or "Completion" shall mean (i) that Owner has received a certificate from the Project architect that the construction of the Project has been substantially completed in accordance with the Plans and Specifications, which certificate shall be in form and substance satisfactory to Owner and shall include the written approval of the Construction Inspector noted thereon and
(ii) that Owner has received evidence that appropriate governmental authorities have unconditionally approved and certified the completed Improvements in their entirety for permanent occupancy as an acute-care hospital and incorporated medical office building.

"Construction Contract" shall mean the lump sum price or other construction contract between BCOI and General Contractor, which has been approved in writing by Owner.

"Construction Inspector" shall mean Laura Huber, or such other architect, engineer or other inspector selected by Owner, in Owner's discretion, who shall assist Owner in connection with the construction of the Improvements, including but not limited to, reviewing Plans and Specifications, making inspections of the progress of construction of the Improvements for purposes of funding, and advising Owner with respect to other matters relating to the Property and Improvements as Owner may request in its reasonable discretion.

"Credit Enhancements" shall have the meaning set forth in the Lease Agreement.

"Default" shall mean the occurrence or existence of any event which, but for the giving of notice or expiration of time or both, would constitute an Event of Default.

"Developer" shall mean DSI Facility Development, LLC, a Delaware limited liability company.

"Development Agreement" shall mean the Development Agreement between Owner, BCOI and Developer dated of even date herewith, with respect to the construction of the Improvements.

"Development Budget" shall mean the detailed line item cost budget attached hereto as EXHIBIT B (which Owner hereby approves) setting forth total estimated costs with respect to the Property and the construction of the Improvements, as revised from time to time with Owner's prior written approval.

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"Draw Requests" shall mean the detailed written draw requests designated "Draw
Request #1" and "Draw Request #2" attached hereto as EXHIBIT E setting forth the requests previously made by Developer and the subsequent advances made by Owner to Developer pursuant thereto.

"Event of Default" shall mean an "Event of Default" as defined in Article VI of this Agreement. Such term shall mean that any required notice has been given and any applicable cure period has expired, except as otherwise expressly provided in the last paragraph of such Article VI.

"Final Funding" shall have the meaning set forth in Section 2.01 (i) hereof.

"Funding" shall mean a disbursement of funds by Owner for purposes of funding the construction and development of the Improvements, and shall include the Initial Funding.

"GAAP" shall mean generally accepted accounting principles, consistently applied.

"General Contractor" shall mean such general contractor(s) selected by BCOI or the Developer and submitted to and approved by Owner.

"Guarantors" shall mean one or more, Beth Dupree, M.D., Rob Skalicky, M.D., Ann Griffiths, Ralph Griffiths, Ravi Rajan, M.D., Jennifer Rajan, Merdhad Soroush, M.D., Roberto G. Pantoja, Theresa R. Pantoja, Ian Clark, Kenneth Kencel, Doug Grindstaff, G. Patrick Maxwell, M.D., M. Stephen Harrison, Deborah Tannenbaum, Jerome S. Tannenbaum, M.D., Frank Bumstead and Centre Bregal Partners, L.P..

"Guaranty" shall mean that certain Lease Guaranty executed by the Guarantors of even date herewith, as the same may be amended, modified and/or restated from time to time.

"Improvements" shall mean (i) the medical office buildings and related improvements (the "MOB Improvements") and (ii) the hospital facility and connector structure (the "Hospital Improvements") as shown on the Site Plan, including all buildings, improvements, structures and fixtures, landscaping, parking lots and structures, roads, drainage and all above ground and under ground utility structures equipment systems and other so-called "infrastructure" improvements for use in connection therewith.

"Indemnity Agreement" shall mean the Environmental Indemnity Agreement of even date herewith from BCOI in favor of Owner.

"Initial Funding" shall mean the initial funding hereunder as set forth in the closing statement signed by BCOI and submitted to and approved by Owner on or about the date of this Agreement.

"Key Tenant" shall mean the tenant under a Key Tenant Lease.

"Key Tenant Lease" shall mean any lease or other occupancy agreement which provides to the tenant thereunder a right to approve any construction of the Improvements.

"Knowledge" shall mean, with respect to any Person, such Person's actual or deemed knowledge of a particular fact or matter if (i) any of such Person's officers or directors (or persons

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possessing and/or exercising similar authority with respect to such Person) (a
Person's "Knowledge Group") has actual knowledge of such fact or matter, or (ii) any member of such Person's Knowledge Group would reasonably be expected to have actual knowledge of such fact or matter based on his or her office or position within such Person.

"Lease Agreement" shall mean that certain Lease Agreement dated the date hereof between BCOI and Owner with respect to the Property.

"Leased Property" shall have the meaning set forth in the Lease Agreement.

"Overdue Rate" shall have the meaning set forth in the Lease Agreement.

"Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, an unincorporated association, joint venture, governmental entity or another entity or group.

"Plans and Specifications" shall mean the plans and specifications for the Improvements prepared by DSI Facility Development, LLC, and dated April 11, 2005, which Owner hereby approves, as the same may be revised from time to time in accordance with the terms of the Transaction Documents or otherwise with the approval of Owner.

"Project Completion Date" shall mean (a) July 31, 2006, or (b) as to any Improvements to be occupied by a Tenant Lease, the date required by such Tenant Lease, whichever first occurs, or (c) such other date the Owner may approve in its sole discretion at the request of BCOI.

"Project" shall mean the Property and Improvements.

"Property" shall mean BCOI's leasehold interests in the approximately fifteen
(15) acres of real property located in Bensalem Township, Bucks County, Pennsylvania more particularly described on the attached EXHIBIT A, as more fully described in the Lease Agreement.

"Purchase Agreement" shall mean that certain Purchase and Sale Agreement dated March 3, 2005 among BCOI, MPT Operating Partnership, L.P., DSI Facility Development, LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G. Patrick Maxwell, M.D., as amended, supplemented and otherwise modified from time to time in accordance with the terms thereof.

"Retainage" shall mean the greater of (a) the retainage required by the Construction Contract together with change orders with respect thereto which are approved in accordance with Section 5.08, or (b) ten percent (10%) of the costs of completed construction under such contract, to the extent such completed construction and costs thereof have then been approved by Owner's Construction Inspector.

"Single Purpose Entity" shall mean an entity which (i) exists solely for the purpose of owning, and/or leasing all or any portion of the Project and conducting the operation of a business therefrom in accordance with the terms of the applicable Lease (the "Business"), (ii) conducts business only in its own name or under fictitious or d/b/a names previously disclosed to Owner, (iii) does not engage in any business other than the ownership and/or leasing of all or any portion of the Property and the operation of the Business, except for the operation of that certain stand alone imaging center previously disclosed to Owner, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest in the Project and the other assets incident to the operation of the Business, (v) does not have any debt other than as permitted by the Lease Agreement and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, other than as approved by Owner, (vi) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), (vii) holds itself out as being a company separate and apart from any other entity, and (viii) maintains all corporate formalities independent of any other entity.

"Site Plan" shall mean BCOI's site plan dated April 8, 2005 prepared by Taylor Wiseman & Taylor and attached hereto as EXHIBIT D.

"Tenants" shall mean the lessees or tenants under the Tenant Leases, if any.

"Tenant Leases" refers to all leases, subleases and other rental agreements (written or verbal, now or hereafter in effect), if any, that grant a possessory interest in and to any space in or any part of the Leased Property, or that otherwise have rights with regard to the Leased Property, and all Credit Enhancements, if any, held in connection therewith.

"Tenant Improvements" refers to the interior partitions, finishes and other tenant improvement work in and for each suite of space in the Leased Property leased to a Tenant as required or permitted under the Tenant Leases.

"Third Party Agreements" shall mean all agreements with respect to the development and construction of the Improvements that provide for consideration to be paid of Five Thousand Dollars ($5,000.00) or more, including the agreement with the General Contractor. All currently existing Third Party Agreements are listed on EXHIBIT C hereto.

"Title Company" shall mean First American Title Insurance Company.

"Title Policy" shall have the meaning set forth in Section 3.03.

"Total Funding Amount" shall mean $38,000,000.00

"Transaction Document or "Transaction Documents" shall mean this Agreement, the Lease Agreement, the Guaranty, the Third Party Agreements, the Development Agreement, the Assignment of Construction Documents and the Purchase Agreement and any and all other instruments or documents heretofore or hereafter executed and delivered in connection with any of the foregoing or the transactions contemplated thereby, together with any and all extensions, amendments, modifications and/or renewals of any of the foregoing.

SECTION 1.02 Singular and Plural Terms. Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined.

SECTION 1.03 Accounting Terms. All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise defined.

SECTION 1.04 Amendments to Documents. All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

                                   ARTICLE II
                                  DISBURSEMENTS

SECTION 2.01 Disbursement Procedure. Subject to the terms and conditions hereof, the terms and conditions set forth in the Development Agreement, and based upon the representations set forth herein, Owner agrees to disburse the amounts set forth herein for costs of construction of the Improvements and related fees, not to exceed the Total Funding Amount (less the sum of Five Million Three Hundred Ninety-Five Thousand Four Hundred Ninety-Seven and 21/100 Dollars ($5,395,497.21)), which is the total cost of the land on which the Improvements are to be constructed and which is not being funded pursuant hereto) provided, however, Owner will not disburse any funds for any cost overruns except as expressly required herein. Subject to compliance by BCOI and the Developer, as applicable, with all of the terms, conditions and provisions of this Agreement and the Development Agreement, the Initial Funding will be disbursed at Closing (as herein defined). The parties acknowledge that advances against the Total Funding Amount have previously been made as set forth on the Draw Requests. The remainder of the Total Funding Amount shall be disbursed in Fundings at such time and in such amounts as Owner shall determine in accordance with the following procedures:

     (a) Not less than ten (10) business days before the date on which BCOI or Developer desires a Funding, BCOI or Developer shall submit to Owner a requisition in form reasonably satisfactory to Owner which shall include (i) the Development Budget, (ii) for amounts in the Development Budget designated for construction of the Improvements pursuant to the Construction Contract with the General Contractor, an AIA G702/703 form containing the itemized schedule of values for the construction work and all costs incurred to date for construction pursuant to each category of such schedule of values, (iii) a separate itemization of costs incurred for equipment, construction and nonconstruction expenses in connection with the Property and Improvements (other than those incurred pursuant to a contract with the General Contractor (itemized under the line items of the Development Budget, with copies of invoices for all such amounts)) and (iv) the percentage of completion of each line item on the Development Budget (if applicable) and schedule of values. The accuracy of the costs and percentage of completion shall be certified to Owner by BCOI and Developer, by the Construction Inspector, by BCOI's architect and, in the case of construction of the Improvements by the General Contractor, also by the General Contractor, in each case as true in all material respects. All disbursements shall require approval of Owner's Construction Inspector. BCOI appoints Jerome S. Tannenbaum and Robert Pantoja as its agents to make disbursement requests. Developer appoints James Cummings and Martin Fugardi as its agents to make disbursement requests. Any of the foregoing agents, and any one of the agents appointed by BCOI or Developer pursuant to the next sentence, is hereby authorized to request a Funding. BCOI and Developer may hereafter by written notice to Owner appoint one or more other agents or change agents to make disbursement requests, provided any such notice is not effective until actually received by Owner.

     (b) The completed construction work with respect to the Improvements to the date of any request for a Funding must be reviewed and approved by the Construction Inspector as a condition to a Funding. BCOI or Developer will contact the Construction Inspector and coordinate delivery of BCOI's or Developer's request for a Funding with an inspection by the Construction Inspector in order to allow the Construction Inspector to review the completed construction work for which costs are included in BCOI's or Developer's request for a Funding. Such Construction Inspector will review and certify to Owner his opinion of the percentage of completion, compliance with Plans and Specifications and the maximum allowable Funding applicable thereto, which shall be determined in accordance with this Agreement.

     (c) A maximum Funding (except in the case of the Final Funding, as herein defined) will equal nonconstruction expenses actually incurred within the amounts set forth in the Development Budget (as reallocated from time to time in accordance with subparagraph (d), below), plus the lesser of (i) the actual cost of the completed construction of the Improvements, deposits or purchases for future use, or (ii) Owner-approved scheduled value of each completed portion of the Improvements (as set forth in the Development Budget), but no Funding for duplication of work for which funds were previously disbursed, work that does not conform in all material respects to the Plans and Specifications, or work that is unsatisfactory in the reasonable opinion of the Construction Inspector or unavailable for review by the Construction Inspector, less: (1) the Retainage and (2) the amounts previously disbursed by Owner.

     (d) Any Funding for costs of construction on each line item shown in the Development Budget shall be made only up to the amount set forth in the Development Budget shall be made for such line item, except that BCOI or Developer will be entitled to reallocate individual costs of no more than Six Hundred Thousand Dollars ($600,000.00) within each of the cost codes set forth in the Development Budget without Owner's prior written consent. A reallocation among line items may be made only upon the prior written consent of Owner. Notwithstanding the foregoing, no Funding from hard cost categories to soft cost categories or from interest to other categories shall be permitted except in Owner's sole discretion. No Funding will be made for materials stored for future use except in accordance with Sections 3.06.

     (e) Fundings may be made for deposits for materials and/or services and for materials stored for future use in accordance with Sections 3.06 hereof.

     (f) Notwithstanding the foregoing, Owner shall not be required to make a Funding more than once each month, and Owner reserves the right to limit the total amount disbursed hereunder at any time to an amount which, when deducted from the Total Funding Amount, leaves a balance to be disbursed equal to or greater than the cost of completion of the Improvements and payment of remaining nonconstruction expenses (including funding of reserve funds or deposits if required by this Agreement) plus the Retainage under any contract for which the conditions herein for release have not been satisfied, all as reasonably determined by Owner from time to time. Prior to the Final Funding, Owner shall be entitled to retain at all times as undisbursed funds in an amount sufficient to pay all construction and nonconstruction costs relating to construction of the Improvements, as reasonably estimated by Owner, including, but not limited to, amounts to become due pursuant to construction contracts and equipment purchase contracts, amounts to complete the Improvements but not yet included in any such contract, maintenance bond and completion bond payments, estimated interest costs in excess of anticipated cash available for debt service prior to the anticipated date the Improvements will be completed and will achieve earnings sufficient to cover operating expenses and debt service, estimated post-closing fees and expenses of Owner and its counsel, estimated permit and license fees, estimated architectural and engineering fees of BCOI and the Construction Inspector, and estimated recording and title insurance costs, all to the extent reasonably anticipated to be incurred after closing.

     (g) No Fundings shall be made after the Project Completion Date, except in Owner's discretion.

     (h) The line items on the Development Budget designated as "Developer Fee" ($515,000) and "Construction Management Fee" ($687,500; advances of which have been previously made by Owner to Developer in the amount set forth on the line item designated as "DSI Construction Management Fee" and the column designated as "Payment This Request" on Draw Request #2), will be disbursed as follows: (i) Eighty percent (80%) of such fees will be disbursed in ten (10) equal monthly installments beginning on September 15, 2005 and (ii) the remaining twenty percent (20%) will be disbursed at the time of the Final Funding, unless sooner paid pursuant to Section 3.3(h) of the Development Agreement; In addition, unless sooner paid pursuant to Section 3.3 (h) of the Development Agreement, the Final Funding shall include the Developer Bonus, as defined in Exhibit F to the Development Agreement.

     (i) The Retainage and any other amounts not previously funded shall be funded (the "Final Funding") promptly upon the occurrence of all of the following (i) the satisfactory completion (as determined by BCOI and Owner) of all construction work under the Construction Contract, (ii) the Owner has received a certificate from the Project architect that the construction of the Project has been substantially completed in accordance with the Plans and Specifications, which certificate shall be in form and substance satisfactory to Owner and shall include the written approval of the Construction Inspector noted thereon, (ii) Owner has received evidence that appropriate governmental authorities have unconditionally approved and certified the Completed Improvements in their entirety for permanent occupancy as an acute-care hospital and incorporated medical office building; (iii) the Owner has received evidence satisfactory to Owner that the Completed Improvements are free of all mechanic's and materialmen's liens, (iv) BCOI has obtained and delivered to Owner an "as built" ALTA survey prepared by an engineer or surveyor licensed in the State of Pennsylvania in form and content acceptable to Owner, certified to ALTA standards, and certifying that the Improvements, among other things, do not encroach upon any contiguous properties, (v) all punch list items have been completed to Owner's Construction Inspector's satisfaction, (vi) BCOI (as tenant under the Lease Agreement) shall have executed an acknowledgement of acceptance of the Property in form and substance acceptable to Owner, (vii) there are no defaults or events of default (and no event has occurred which with the giving of notice or passage of time or both would constitute a default) under this Agreement and (viii) BCOI has been issued a license to operate as a healthcare facility in the State of Pennsylvania by the proper governmental authorities.

SECTION 2.02 Direct Funding. The parties acknowledge and agree that regardless of whether BCOI has submitted a requisition therefor, Owner intends to make Fundings directly to the General Contractor and other payees under the Third Party Agreements. All such Fundings shall nevertheless be deemed Fundings to BCOI hereunder and shall be subject to the terms hereof to the same extent as if they were made directly to BCOI. Notwithstanding the foregoing, if BCOI or Developer notify Owner of a payment dispute with any such payee, Owner shall not make a Funding to such payee until notified by BCOI or Developer that such dispute has been resolved, unless Owner determines that withholding such funding will be detrimental to the project.

SECTION 2.03 Representations and Warranties. Each submission by BCOI or Developer to Owner of a requisition for a Funding shall constitute BCOI's or Developer's representation and warranty to Owner that: (a) all completed construction is in accordance with the Plans and Specifications in all material respects and (b) all construction and nonconstruction costs for the payment of which Owner has previously disbursed funds have in fact been paid or arrangements for timely payment thereof have been made.

SECTION 2.04 Additional Information. If Owner or the Title Company shall so require, BCOI or Developer, as applicable, will submit with its requisitions for any Funding estoppel certificates in form satisfactory to Owner and the Title Company, showing amounts paid and amounts due to all persons or organizations furnishing labor or materials in connection with the completion of the Improvements.

                                   ARTICLE III
                              CONDITIONS TO FUNDING

     Owner's obligation to make any Funding hereunder shall be effective only upon fulfillment of, or written waiver by Owner of, the following conditions:

SECTION 3.01 Transaction Documents. Receipt and approval by Owner of all items required to be provided to Owner under the terms of the Transaction Documents. For purposes of this Section 3.0l, such items shall be in final form unless permitted by the Transaction Documents to be in draft or preliminary form.

SECTION 3.02 Execution of Documents. Execution, delivery and, when necessary, recording or filing, of any of the Transaction Documents which Owner desires to file or record, and the payment by BCOI and/or Developer of all fees and taxes with respect to such filing or recording.

SECTION 3.03 Title Insurance. BCOI or Developer shall arrange to have the Title Company issue and deliver to Owner an endorsement (the "Endorsement") extending the effective date of the Owner's title insurance policy issued to Owner in connection with its acquisition of the Property (the "Title Policy") through the date of such Funding and insuring Owner for said Funding (including a final Funding) under the Title Policy without additional title exceptions, except those that may be approved by Owner in its discretion. Each Endorsement shall confirm that (i) there has been no change in the status of the title to the Property, (ii) there has been no creation of any new encumbrance or lien on the Property or the Improvements, and (iii) there has been no occurrence or any event that could in Owner's opinion impair the priority of the lien of the Lease Agreement, all as of the time of each such Funding (including a final Funding). In addition thereto, BCOI or Developer shall deliver to Owner and the Title Company the documentation required under Section 2.05 above.

SECTION 3.04 Documents to be Furnished by BCOI Prior to Each Funding. As a condition precedent to each Funding (provided, however that the Initial Funding shall not be required to satisfy the condition precedents set forth in Sections 3.04(b) through (f) below), BCOI shall furnish or cause to be furnished to Owner the following documents covering each disbursement, in form and substance satisfactory to Owner:

          (a) A requisition meeting all the requirements set forth in Section 2.01(a) of this Agreement, and approved by Owner and/or Owner's Construction Inspector;

          (b) A completed standard AIA Form G702 and Form G703 signed by the General Contractor and the architect, together with sworn statements and unconditional waivers of liens signed by the applicable contractor, subcontractor or materialman engaged or to be engaged by BCOI or Developer or with whom BCOI or Developer shall have any dealings with respect to construction of the Improvements, covering all work, to be paid with the proceeds of any prior Fundings, together with such invoices, contracts or other supporting data as Owner or the Title Company may require to evidence that all costs for which disbursement is sought have been incurred;

          (c) An endorsement to Owner's title insurance policy as required by
     Section 3.03 hereof;

          (d) Copies of any executed change orders not previously furnished to Owner, and any amendments or modifications to any Third Party Agreements;

          (e) Copies of all construction contracts (including subcontracts) executed since the last Funding, together with any bonds obtained or required to be obtained with respect thereto;

          (f) Satisfactory evidence that all government approvals have been obtained for development of the Project; and

          (g) Such other instruments, documents and information as Owner or the Title Company may reasonably request.

SECTION 3.05 Continued Satisfaction of Duties, Representations, Warranties and Covenants. As of each Funding date, in Owner's sole discretion, (a) BCOI and Developer continue to satisfy all conditions precedent to Funding set forth in Articles II and III hereof, (b) BCOI, Developer and Guarantors shall have performed and complied with all terms and conditions set forth in this Agreement and the Transaction Documents, (c) all representations and warranties in this Agreement and the Transaction Documents remain true, correct and complete in all material respects, and (d) there exists no Default or Event of Default hereunder.

SECTION 3.06 Disbursements for Materials Stored for Future Use. Any requests for disbursements which in whole or in part relate to materials which are not incorporated into the Improvements as of the date of the request for disbursement but are to be temporarily stored at the Project or in an off-site storage facility, including disbursements for deposits for such materials, must be accompanied by evidence satisfactory to Owner that (i) such materials are included within the coverages of insurance policies carried by BCOI, (ii) the ownership of such materials is vested (or, in the case of disbursements for deposits, will be vested) in BCOI free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) the Owner's Construction Inspector has viewed and inspected the stored materials (except in the case of disbursements for deposits), and (v) in the opinion of the Owner's Construction Inspector, the materials are physically secured and can be incorporated into the Project within ninety (90) days from the date of the requisition (or, in the case of disbursements for deposits, in the opinion of the Construction Inspector the materials to which the deposit relates can be incorporated into the Project within ninety (90) days from the date the materials will be delivered). Owner may require separate Uniform Commercial Code financing statements to cover any such stored materials.

SECTION 3.07 Intentionally omitted.

SECTION 3.08 Disbursements For Tenant Improvements. Owner shall not be obligated to make any disbursements for Tenant Improvements, unless the Owner receives a certified statement from BCOI and Developer certifying that the costs of the Tenant Improvements and all Tenant Improvement allowances are within the Development Budget. In addition, the first request for disbursement for Tenant Improvements in connection with a specific leased space in the Project shall be accompanied by the following, all of which shall be subject to the approval of
Owner: (i) copies of all contracts, if not previously delivered to Owner, for the performance of such Tenant Improvements, (ii) a cost breakdown for each trade performing Tenant Improvements in such leased space, and an estimated commencement and completion date, (iii) an estimate of all direct costs of the Tenant Improvements to be performed in such leased space which has not been contracted for or made subject to a work order or order to proceed, (iv) plans and specifications for the leased space (v) a certified statement from BCOI and Developer that the costs of the Tenant Improvements and all Tenant Improvement allowances are within the Development Budget, and (vi) a fully executed lease approved by Owner covering such leased space.

SECTION 3.09 Assignment of Contracts. BCOI and/or Developer, as applicable, have assigned, or shall assign, all Third Party Agreements to Owner and, in addition, have provided, or shall provide, the following to Owner: (i) a subordination, certificate and consent to assignment from the Project architect and from the General Contractor, each in form and substance acceptable BCOI and Owner; and
(ii) a letter, in form and substance acceptable to BCOI and Owner, from each of the parties to any other Third Party Agreements evidencing their agreement to subordinate such Third Party Agreements and their consent to the assignment thereof or; (b) where the Third Party Agreement consists only of a purchase order, a copy of the purchase order executed by each such party, which must be in form and substance acceptable to, and preapproved by, BCOI and Owner.

     In the event Owner, at its option, elects to make one or more Fundings prior to receipt and approval of all items required by this Article III, such election shall not obligate Owner to make any subsequent Funding unless the terms, conditions and provisions set forth herein are met.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     BCOI and Developer, jointly and severally represent and warrant to Owner, knowing that Owner will rely on such representations and warranties as incentive to enter into the transactions contemplated hereby:

SECTION 4.01 Existence and Ownership of BCOI and Developer. BCOI and Developer are duly organized and validly existing Delaware limited liability companies having full power and authority to consummate the transactions contemplated by this Agreement. Ownership of BCOI and Developer as of the date hereof are as set forth on SCHEDULE 4.01 attached hereto and made a part hereof by reference and incorporation. BCOI and Developer each represent and warrant that they are, and at all times since their formation have been, Single Purpose Entities.

SECTION 4.02 Violations or Actions Pending. There are no actions, suits, or proceedings pending or, to the best of the knowledge of BCOI and Developer, threatened, which would reasonably be expected to materially adversely affect the financial condition of BCOI or Developer or which would reasonably be expected to impair the value of any Leased Property taken or to be taken by Owner in connection with this Agreement or any other Transaction Documents. BCOI and Developer are not in violation of any agreement the violation of which might reasonably be expected to have a materially adverse effect on BCOI's or Developer's business or assets, and are not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which BCOI or Developer is subject, the violation of which would reasonably be expected to materially adversely affect the financial condition of BCOI or Developer. Neither the execution nor the performance of this Agreement or any of the Transaction Documents by BCOI or Developer will result in any material breach of any security instrument, lease, credit or loan agreement or any other instrument or agreement which may bind or affect such Person.

SECTION 4.03 Financial Statements. All financial statements of BCOI and Developer, heretofore given and hereafter to be given to Owner are and will be true, correct and complete in all material respects as of their respective dates and prepared in accordance with GAAP, and fairly represent the financial conditions of the business or persons to which they pertain, and no materially adverse change has occurred in the financial conditions reflected therein since the respective date thereof.

SECTION 4.04 Compliance with Laws and Regulations and Transaction Documents. All necessary permits and approvals have been received, are final and are unappealable and all necessary action has been taken to permit construction of the Improvements according to the Plans and Specifications, each as may be necessary pursuant to applicable covenants and restrictions of record and all applicable laws, ordinances, and regulations, including, without limitation, subdivision, zoning, building codes, set back requirements and environmental laws. When completed according to the Plans and Specifications, the Improvements will comply with all covenants and restrictions of record and all applicable laws, ordinances and regulations, including, without limitation, the Applicable Healthcare Laws, Americans with Disabilities Act and regulations thereunder and laws, ordinances and regulations relating to subdivision, zoning, building codes, set back requirements and environmental laws. BCOI and Developer are in compliance in all material respects with the Transaction Documents.

SECTION 4.05 Roads and Utilities. All utility, water and sanitary sewage services necessary for the construction and use of the Improvements are available to the Property and BCOI and Developer have received permission to make such use thereof as is necessary for construction of the Improvements and as is necessary for the use thereof after completion of the Improvements. The Property abuts upon or has access via one or more valid and subsisting easements or rights or way, to a physically open and publicly dedicated street. There are no off Property improvements necessary for the full use of the Improvements upon completion thereof.

SECTION 4.06 Condemnation. There are no proceedings pending, or, to the best of BCOI's and Developer's knowledge, threatened, to acquire any power of condemnation or eminent domain, with respect to the Property, or any interest therein, or to enjoin or similarly prevent the construction or use of the Improvements.

SECTION 4.07 Accuracy of Documents. All documents furnished to Owner by or on behalf of BCOI and Developer as part of or in support of this Agreement are true, correct, complete in all material respects and accurately represent the matters to which they pertain in all material respects.

SECTION 4.08 Environmental and Healthcare Matters. Neither BCOI, Developer nor, to the best of BCOI's and Developer's knowledge, the Property is in violation of or subject to any existing, pending or, to the best of BCOI's and Developer's knowledge, threatened investigation or inquiry by any governmental authority or any remedial obligations under any Applicable Environmental Law or Applicable Healthcare Law, and there are no facts, conditions or circumstances known to it which are reasonably likely to result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable governmental authority. To the best of BCOI's and Developer's knowledge, except as disclosed in the Phase I environmental site assessment report dated April 9, 2005, prepared by EMG Corporation, BCOI and Developer (i) are not aware of any facts, conditions or circumstances relating to the Project which are or could reasonably be expected to be in violation of any Applicable Environmental Law or any Healthcare Law, (ii) are not aware of any Applicable Environmental Law or any Healthcare Law investigation or inquiry relating to the Project, (iii) have not obtained and are not required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment required in connection with the Property or Improvements constructed or to be constructed thereon by reason of any Applicable Environmental Law or any Healthcare Law that has not already been obtained, and (iv) are not aware of any oil, toxic or hazardous substances or solid wastes that have been disposed of or released on the Property (collectively the "Environmental and Healthcare Matters"). BCOI and Developer agree (i) to promptly notify Owner if BCOI or Developer becomes aware of any Environmental and Healthcare Matters which affect or could reasonably be expected to affect the Project, and (ii) that they will not, in their use of the Property and the Improvements, dispose of or release oil, toxic or hazardous substances or solid wastes, on the Property or in the Improvements, except as would not constitute a violation of any Applicable Environmental Laws and Healthcare Laws.

SECTION 4.09 Agreements. Each of the Transaction Documents is in full force and effect, has not been amended or modified, and no default or condition which with the giving of notice or passage of time would constitute such a default by BCOI or Developer, exists thereunder. Each

Third Party Agreement is assignable to Owner pursuant to the terms thereof. A true, correct and complete list of all material Third Party Agreements currently existing with respect to the Project is set forth in EXHIBIT C hereto.

SECTION 4.10 Accurate and Complete Disclosure. No representation or warranty made by BCOI or Developer under this Agreement and made by any employee, affiliate or agent of BCOI and Developer to Owner pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading in any material respect). BCOI or Developer has disclosed to Owner in writing every fact of which BCOI or Developer, as applicable, has knowledge which materially and adversely affects, or would materially and adversely affect the business, operations or financial condition of BCOI and Developer or the ability of BCOI and Developer to perform their obligations under this Agreement.

SECTION 4.11 Continuing Effectiveness. All representations and warranties contained herein shall be deemed made each time BCOI or Developer requests any Funding pursuant to this Agreement unless BCOI or Developer specifically notifies Owner of any change therein. It shall be a condition precedent to the Initial Funding and each subsequent disbursement that each of said representations and warranties is true and correct in all material respects as of the date of such requested disbursement. In addition, at Owner's request, BCOI and/or Developer shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

                                   ARTICLE V
                           COVENANTS OF BCOI/DEVELOPER

     BCOI and Developer covenant and agree, from the date of this Agreement and as long as BCOI or Developer may obtain any Fundings under this Agreement, to:

SECTION 5.01 Construction of Improvements. (i) Cause the commencement of construction and the completion of the construction of the Improvements in accordance with the terms of the Development Agreement; (ii) furnish Owner a foundation survey promptly upon completion of the foundations of the Improvements; (iii) cause the Improvements to be constructed in compliance with and thereafter remain in compliance with all applicable covenants and restrictions of record and all applicable laws, ordinances and regulations, including, without limitation, Applicable Environmental Law, the Applicable Healthcare Laws, Americans with Disabilities Act and regulations thereunder, and laws, ordinances and regulations relating to subdivision, zoning, building codes, set back requirements and environmental matters; (iv) cause the Improvements to be constructed so as not to encroach upon or overhang any Property line, setback line, easement or right-of-way (except as permitted pursuant to a properly executed and recorded easement or other applicable agreement, in form and substance reasonably acceptable to Owner); (v) cause such construction to proceed continuously (subject to temporary cessation to the extent not in violation of the terms of this Agreement); (vi) complete construction of the Improvements by the Project Completion Date, time being of the essence; (vii) furnish to Owner within thirty (30) days of Owner's request and upon substantial completion of the Project an as-built survey, in form satisfactory to Owner showing the location of the Improvements without violation of set back lines, zoning or subdivision requirements, easements, covenants or restrictions and showing no encroachments or other conditions which could reasonably be expected to materially adversely affect the value and use of the Property and Improvements; and (viii) upon substantial completion of the Project furnish Owner a final date-down endorsement to the Title Policy bringing the effective date current, adding the ALTA 3.1 zoning endorsement and comprehensive endorsement (if not yet a part of the policy)and such other additional endorsements reasonably required by Owner, to the extent available.

SECTION 5.02 Use of Proceeds. Use each Funding solely and exclusively for the purposes set forth in, and in the amounts set forth in, the Development Budget (as may amended or modified in accordance with this Agreement), in this Agreement or in the Development Agreement, and pay such other fees, closing costs, and other nonconstruction expenses relating to the construction of the Improvements, or the discharge of BCOI's or Developer's obligations under this Agreement as Owner has approved or may from time to time approve.

SECTION 5.03 Liens and Encumbrances. Keep its interest in the Property and Improvements and all other assets of BCOI free from all liens and encumbrances except those contemplated by the Transaction Documents; pay prior to delinquency and prior to any interest, fees or penalties being incurred for not promptly paying, all persons or entities supplying work or materials for the construction of the Improvements, except, in each case, for good faith contests of which Owner has been notified in writing to the extent such contest is material to the completion of the Project; and promptly discharge, bond off, provide affirmative title insurance coverage insuring Owner against any loss or damage with respect to, or make other arrangements acceptable to Owner with respect to, any mechanic's, materialman's or other lien filed against the Property, the Improvements, BCOI or the Sole Member.

SECTION 5.04 Deficiencies. Deposit with Owner within ten (10) days following Owner's demand therefor (which demand may be made at Owner's option) the amount of money equal to the difference between the undisbursed Total Funding Amount (less the sum of Five Million Three Hundred Ninety-Five Thousand Four Hundred Ninety-Seven and 21/100 Dollars ($5,395,497.21)), as of such date and the amount which Owner shall reasonably determine is necessary to fully complete the construction of the Improvements free of all liens, including direct and indirect costs and work performed but for which payment has not been made, and Owner shall be under no obligation to make any further Fundings until any amount so demanded is so deposited with Owner.

SECTION 5.05 Reports and Notices. Furnish promptly to Owner such information as Owner may reasonably require concerning costs, progress of construction, marketing, and such other factors as Owner may require; notify Owner promptly of any litigation instituted or threatened against BCOI or Developer, any liens filed by the Internal Revenue Service against BCOI, Developer, the Property or the Improvements as a result of deficiencies asserted against BCOI or Developer, any audits of any Federal or State tax return of BCOI or Developer and the results of any such audit, any default or dispute with any tenant, any dispute pursuant to or default under the Transaction Documents by any party, any condemnation or similar proceedings with respect to any of the Property or Improvements, any proceeding seeking to enjoin the intended use of the Improvements, any material changes in governmental requirements pertaining to the Property or Improvements, utility availability or anticipated costs of completion, and any other matters which could reasonably be expected to materially adversely affect BCOI's ability to perform its obligations under this Agreement.

SECTION 5.06 Books and Records. Maintain complete and accurate account books and records its interest in the Property and the construction of the Improvements, which books and records shall reflect the consistent application of GAAP, and make such books and records available at reasonable times upon reasonable prior notice for inspection and copying by Owner or its agent.

SECTION 5.07 Access and Promotion. Permit Owner and its agents to have access to the Property and Improvements at all reasonable times during normal business hours upon reasonable prior notice; provided, however, Owner shall not exercise its right of access in a manner that unreasonably disrupts construction activities; provide to Owner at BCOI's expense a sign in accordance with Owner's specifications publicizing Owner's interest in the Property; and allow Owner to maintain the sign on the Property, subject to any signage requirements and restrictions of applicable law.

SECTION 5.08 Changes to the Site Plan and Plans and Specifications. Authorize or permit no changes to the Site Plan or the Plans and Specifications (and if Plans and Specifications have not yet been provided to and approved by Owner, then to any working drawings) without the prior written consent of Owner, any Key Tenants and all governmental bodies having jurisdiction to the extent such approval by a governmental body is required by law or regulation.

     Notwithstanding anything contained herein, (a) change orders shall not increase the cost of construction of the Improvements (or if such change orders increase the cost of construction of the Improvements and such changes are approved by Owner, then, prior to making such changes, BCOI shall deposit with Owner any increase in the costs of construction of the Improvements to be held and disbursed as provided in Section 5.04 hereof); and (b) such changes must not result in the Improvements having less value; and (c) such changes must not affect the general appearance, structure or location of the Improvements or any portion thereof; and (d) if any sureties have provided bonds in connection with the construction of the Improvements, such changes must either (i) have the prior written approval of all such sureties or (ii) such sureties have waived the right to approve the same, and Construction Inspector (or another architect or engineer designated by Owner) certifies in writing to Owner that such changes do not constitute a substantial change in the Plans and Specifications and do not constitute a change in the scope of the work under the Construction Contract; and (e) Construction Inspector (or another architect or engineer designated by Owner) certifies in writing to Owner that such changes do not constitute a substantial change in the Plans and Specifications. BCOI hereby agrees to promptly deliver to Owner copies of all "change orders.

SECTION 5.09 List of Contractors, Subcontractors, and Materialmen. Upon Owner's written request, notify Owner promptly of the names and addresses of all entities employed as contractors, subcontractors and materialmen in connection with the construction of the Improvements.

SECTION 5.10 Lien Waiver. Deliver copies of waivers of liens (the originals of which shall have been filed or are about to be filed, in the office of the Prothonotary of the Court of Common Pleas of the County in which the Property is situated), signed by the applicable contractor, subcontractor or materialman engaged or to be engaged by BCOI or Developer or with whom BCOI or Developer shall have any dealings with respect to construction of the Improvements, waiving their right and the right of all subcontractors and parties acting through or under them or any of them, to file or maintain any mechanics' liens or claims against the Property and the Improvements, or any interest of BCOI or Developer therein, which waivers shall be executed and delivered to Owner prior to visible commencement of any work on the Property by such contractor, subcontractor or materialman.

SECTION 5.11 Ownership of Personalty. Furnish to Owner, if Owner so requests, copies of the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which BCOI claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

SECTION 5.12 Appraisals. Upon Owner's request and upon reasonable notice, permit Owner and its agents, employees or contractors, to enter upon and appraise the Improvements during normal business hours; cooperate with and provide any information requested in connection with such appraisals; and reimburse Owner for the cost of the first such reappraisal and any other reappraisal while an Event of Default exists (provided, however, Owner shall not exercise its right of access in a manner that unreasonably disrupts construction activities).

SECTION 5.13 Other Acts. Upon Owner's request, execute and deliver to Owner all other documents and perform all other acts which Owner reasonably deems necessary in connection herewith, to the extent permitted under applicable law.

SECTION 5.14 Construction Contracts. BCOI shall not enter into, modify, amend, terminate or cancel any agreement or contract with the General Contractor, the Development Agreement, the architect's contract or any Third Party Agreement, without the prior written approval of Owner, which approval shall not be unreasonably withheld. BCOI will furnish Owner promptly after execution thereof executed copies of all contracts between BCOI, the General Contractor, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and subcontracts may not have been furnished pursuant to Article III of this Agreement.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

     The occurrence of any of the events listed in this Article shall constitute an "Event of Default" under this Agreement.

SECTION 6.01 Assignment or Conveyance. Assignment or attempted assignment by BCOI of this Agreement, any rights hereunder, or any advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of its interest in the Property or Improvements or any interest therein without the prior written consent of Owner, except as otherwise expressly permitted in the Transaction Documents; provided, however, that notwithstanding any provision to the contrary in the Transaction Documents, Developer may assign any Developer Fees and the Developer Bonus set forth in the Development Agreement (or the right to receive any Developer Fees or the Developer Bonus) owing to Developer under any Transaction Document in support of any letter of credit, line of credit or other facility provided for the benefit of Owner in connection with the Transaction Documents.

SECTION 6.02 Voluntary Insolvency Proceedings. The filing by BCOI, the Sole Member or any other Person owned in majority interest or controlled by BCOI, of a voluntary petition in bankruptcy or any such Person's adjudication as a bankrupt or insolvent, or the filing by any such Person of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or any such Person's seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of any such Person or of all or any substantial part its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors or the admission in writing by BCOI or any such Person of its inability to pay its debts generally as they become due.

SECTION 6.03 Involuntary Insolvency Proceedings. The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against BCOI, the Sole Member or any Person owned in majority interest or controlled by BCOI seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of any such Person or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive).

SECTION 6.04 Transfer. Except as otherwise permitted herein, the transfer of BCOI's interest in, or rights under this Agreement by operation of law or otherwise, including, without limitation, such transfer by BCOI as debtor in possession under the Bankruptcy Code, or by a trustee for BCOI under the Bankruptcy Code, to any third party, whether or not the obligations of BCOI under this Agreement are assumed by such third party.

SECTION 6.05 Foreclosures or Liens. The institution of a foreclosure action against the Property or Improvements or any part thereof, or the filing of a lien against the Property or Improvements or any part thereof, which is not removed of record or dismissed within sixty (60) days after BCOI receives notice of such filing, unless BCOI has made arrangements satisfactory to Owner with respect to such lien pursuant to Section 5.03 hereof and no foreclosure or other possessory action against the Property or Improvements has been commenced.

SECTION 6.06 Casualty Loss. Substantial damage to, or partial or total destruction of, the Improvements by fire or other casualty such that, in the determination of Owner, the Improvements will not be restored, rebuilt and completed on or before the Project Completion Date (as the same may be extended pursuant to Section 6.08 hereof) and as a result of such damage or destruction or the delay caused thereby, any tenant would have the right to terminate any Key Tenant Lease, impose a penalty, or reduce or abate rent, and such right has not been waived by such tenant.

SECTION 6.07 Misrepresentation. If any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of BCOI pursuant to or in connection with this

Agreement or otherwise (including, without limitation, representations and warranties contained herein) or as an inducement to Owner to extend any credit to or to enter into this or any other agreement with BCOI proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified or to have omitted any substantial contingent or unliquidated liability or claim against BCOI or if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to Owner at or prior to the time of such execution.

SECTION 6.08 Failure to Complete Improvements. Except as allowed under Section
15.1 of the Development Agreement for force majeure events, failure by BCOI and Developer to complete the construction of the Improvements and obtain a certificate of occupancy or other final governmental approval of the Improvements for their intended use on or before the Project Completion Date, or the cessation of work on the construction of the Improvements for any period of thirty (30) consecutive days.

SECTION 6.09 Failure to Perform Obligations. Failure by BCOI to perform any term, condition or covenant of this Agreement not otherwise enumerated in this
Article VI, which failure is not cured within any applicable grace or cure period therefor, and if no grace or cure period is provided therefor, within thirty (30) days after demand by Owner.

SECTION 6.10 Cross Defaults. Any default, by BCOI, Developer, the Sole Member, the Guarantors or any affiliate of any of them beyond any applicable grace or cure period under the terms of any of the Transaction Documents to which such Person is a party.

Nothing herein shall require notice except as expressly set forth herein or in the other Transaction Documents. Notwithstanding the foregoing, no notice shall be required if Owner is prevented from giving notice by bankruptcy or other applicable law, and the cure period, if any, shall commence with the date of such event rather than from the date of notice.

                                   ARTICLE VII
                              REMEDIES UPON DEFAULT

SECTION 7.01 Remedies of Owner. Upon an Event of Default in Article VI hereof, and following the expiration of any applicable grace or cure period, Owner may if it so elects, without any notice or demand to BCOI (or to any other Person) whatsoever (which notice or demand is expressly waived, except to the extent otherwise specifically provided herein or in the other Transaction Documents), exercise any or all (or none) of the following rights and remedies (all of which rights and remedies shall be cumulative) as Owner, in its sole discretion, may deem necessary or appropriate:

     (a) Declare immediately due and owing all outstanding sums or other obligations due to Owner hereunder or under any of the other Transaction Documents.

     (b) Exercise all or any of its rights or remedies granted herein, or in any of the other Transaction Documents (including, but not limited to the right to set off any or all of the obligations of BCOI against any or all of the property of BCOI or any guarantor or indemnitor in the possession or control of Owner) or under applicable law, or which it may otherwise have, against BCOI or any guarantor or indemnitor or otherwise.

     (c) Enter upon the Property and take possession thereof, together with the Improvements in the course of construction or completed and all materials, supplies and construction facilities and appliances located thereon, and proceed either in Owner's name, in the name of BCOI, in the name of Developer, as the attorney-in-fact of BCOI, as the attorney-in-fact of Developer (which authority is coupled with an interest and is irrevocable by BCOI and Developer), as Owner shall elect, to complete the Improvements at the cost and expense of BCOI and Developer. If not assigned to Owner simultaneously with the execution of this Agreement, if requested by Owner, BCOI and Developer shall immediately assign to Owner, in writing, their rights under any contract or agreement with any architect, engineer, contractor, supplier, consultant or representative that Developer and/or BCOI has entered into in connection with the Property or the Project; provided, however, Owner shall have no obligation to accept any such assignment or assume any of BCOI's or Developer's obligations under any such contracts. BCOI and Developer shall reimburse Owner, upon demand, all costs and expenses incurred by Owner in connection with its exercise of the foregoing rights, including, without limitation, reasonable attorneys' fees and expenses. If Owner elects to complete or cause the Improvements to be so completed, it may do so according to the terms of the Third Party Agreements (including the Plans and Specifications) or according to such changes, alterations or modifications in and to the Third Party Agreements and the Plans and Specifications as Owner shall deem expedient or necessary, and Owner may enforce or cancel all or any of the Third Party Agreements and any and all other contracts theretofore entered into or make other contracts which, in Owner's opinion, may seem advisable, and BCOI and Developer shall be liable, under this Agreement or any other Transaction Document, to pay Owner upon demand any amount or amounts expended by Owner or its representatives for such performance, together with any costs, charges or expenses incident thereto or otherwise incurred or expended by Owner or its representatives on behalf of BCOI and Developer in connection with the Improvements, and the amounts so expended shall be immediately due and payable to Owner and shall bear interest thereon at the Overdue Rate.

BCOI acknowledges that all rights privileges and remedies of Owner under this
Section 7.01(c) may, at Owner's option, be exercised by Owner without the assumption by such party of any liabilities, obligations or responsibilities.

     (d) Decline to disburse any additional Fundings to or for the benefit of BCOI or any other Person.

SECTION 7.02 Failure to Exercise Remedies. Neither failure nor delay on the part of Owner to exercise any right, remedy, power or privilege hereunder or under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The acceptance by Owner of any partial payments under the Transaction Documents made by or on behalf of BCOI after the occurrence of an Event of Default hereunder or under any Transaction Document shall not be deemed a waiver or cure by Owner of said Event of Default unless expressly agreed in writing by Owner.

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.01 Conflict of Transaction Documents. In the event of a conflict between any of the provisions any other Transaction Document with this Agreement, the provisions of this Agreement shall control.

SECTION 8.02 Exclusiveness. This Agreement is made for the sole protection of BCOI, Developer and Owner, and their successors and assigns, and except as expressly set forth herein, no other person or entity shall have any rights hereunder.

SECTION 8.03 Notice. All notices provided for herein shall be made to such party in the manner set forth in the Lease Agreement.

SECTION 8.04 Modification and Waiver. No provisions of this Agreement shall be amended, waived or modified except by an instrument in writing signed by BCOI, Developer and Owner.

SECTION 8.05 Materiality. All representations and warranties made herein shall be deemed to have been material and relied on by Owner and shall survive the execution and delivery of this Agreement and the disbursements of Fundings made pursuant to this Agreement for a period of two (2) years from the date of the Final Funding.

SECTION 8.06 Heading. All descriptive headings of articles and sections in this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

SECTION 8.07 Severability. Inapplicability or unenforceability of any provisions of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

SECTION 8.08 CounterpartS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

SECTION 8.09 Assignability. Neither this Agreement, nor any rights or obligations hereunder, nor any Funding to be made hereunder, is assignable by BCOI; provided, however, that notwithstanding any other provision to the contrary in any Transaction Document, Developer may assign any Developer Fees or the Developer Bonus (or the right to receive any Developer Fees or the Developer Bonus) owing to it under any Transaction Document in support of any letter of credit, line of credit or other facility provided for the benefit of Owner in connection with the Transaction Documents. Except as set forth in the preceding sentence, BCOI and Developer shall not convey or encumber, or permit the conveyance or encumbrance of (other than by the lessor as permitted under the Lease Agreement), the Property, Improvements or other Leased Property, or any interest therein, without the prior written consent of Owner, which consent shall be in Owner's sole discretion. The rights of Owner under this Agreement are assignable in part or in full, and any assignee of Owner shall succeed to and be possessed of the rights of Owner hereunder to the extent of the assignment made, including the right to make Fundings to or on behalf of BCOI or any approved assignee of BCOI in accordance with this Agreement.

SECTION 8.10 No Agency Relationship. Owner is not the agent or representative of BCOI or Developer, BCOI and Developer are not agents of Owner and this Agreement shall not make Owner liable to the General Contractor, materialmen, contractors, subcontractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against BCOI or Developer. Except as expressly provided in the Transaction Documents, there is no contractual relationship, either expressed or implied, between Owner and the Developer, General Contractor or any materialmen, subcontractors, craftsmen, contractors, laborers, or any other person supplying any work, labor or materials for the Improvements or otherwise to the Property.

SECTION 8.11 Waiver. No course of dealing and no delay or omission by Owner in exercising any right or remedy hereunder or with respect to any other Transaction Documents shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Owner may remedy any default hereunder or Event of Default without waiving the default or Event of Default remedied and without waiving any other prior or subsequent default or Event of Default, and Owner shall be reimbursed by BCOI for any and all of its expenses in so remedying such default or Event of Default. All rights and remedies of Owner hereunder are cumulative.

BCOI agrees that upon any Event of Default under this Agreement, Owner shall have the absolute right to make such use of the foregoing property so assigned as Owner shall desire, and, as to any such property which is also the subject of a security agreement or financing statement in favor of Owner, that Owner will not be limited to remedies available under the Uniform Commercial Code, but may at its option avail itself of the rights granted herein in addition to or in substitution for its Uniform Commercial Code remedies.

SECTION 8.12 Costs and Expenses. BCOI will bear all taxes, fees, costs and expenses (including reasonable fees and expenses of counsel for Owner and of the Construction Inspector) in connection with the Transaction Documents (including any amendments requested by BCOI and hereafter made), all funding and administration hereunder and the recording of any of the Transaction Documents. If, at any time, an Event of Default occurs or Owner becomes a party to any suit or proceeding arising under or out of this Agreement or any of the Transaction Documents, or if Owner is made a party to any suit or proceeding by virtue of this Agreement or any Leased Property and as a result of any of the foregoing, Owner employs counsel to advise or provide other representation with respect to this Agreement, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Transaction Documents, any Leased Property, BCOI, or to protect, collect, or liquidate any of the Leased Property, or attempt to enforce any security interest or lien granted to Owner by any of the Transaction Documents, then in any such events, the reasonable attorney's fees arising from such services, including fees on appeal and in any bankruptcy proceedings, and any reasonable out-of-pocket expenses, costs and charges relating thereto shall constitute additional sums due from BCOI and Developer to Owner payable within twenty (20) days from delivery of a reasonably detailed written notice therefor from Owner to BCOI or Developer. Without limiting the foregoing, BCOI has undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, transfer taxes, recording taxes and other taxes, expenses and charges payable in connection with this Agreement and any of the Transaction Documents or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement, and should BCOI fail to do so, BCOI agrees to reimburse Owner for the amounts paid by Owner, together with penalties or interest, if any, incurred by Owner as a result of underpayment or nonpayment. This Section shall survive termination of this Agreement.

SECTION 8.13 Attorneys' Fees. Any provisions of the Transaction Documents providing for the payment of "attorneys' fees," "reasonable attorneys' fees" or other words or provisions of similar import, shall mean attorneys' and paralegal fees of outside counsel incurred based upon the usual and customary hourly rates of the attorneys and paralegals involved for time actually spent by such attorneys and paralegals and without giving effect to any statutory presumption that may then be in effect.

SECTION 8.14 Warrant of Attorney. BCOI and Developer each hereby irrevocably appoints Owner as attorney-in-fact, effectively after the occurrence and during the continuance of an Event of Default, to do in its stead all things believed by Owner reasonably necessary to effect performance of this Agreement and filing notices in public records. The forgoing appointment is coupled with an interest and is solely for protection of Owner's security and, therefore, is not intended to confer any right of action on any third party. BCOI AND DEVELOPER EACH SPECIFICALLY WAIVES ANY RIGHT TO ANY FORM OF NOTICE OR TO ANY ACKNOWLEDGMENT BY AGENT WHICH MIGHT BE APPLICABLE PURSUANT TO THE PENNSYLVANIA PROBATE, ESTATES AND FIDUCIARIES CODE ("PROBATE CODE"), AS AMENDED, TO ANY POWER OF ATTORNEY, OR ANY WARRANT OF ATTORNEY TO CONFESS JUDGMENT, GRANTED HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT AND HEREBY DIRECTS THAT ANY POWER OF ATTORNEY, OR ANY WARRANT OF ATTORNEY TO CONFESS JUDGMENT, GRANTED HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT NOT BE CONSTRUED IN ACCORDANCE WITH THE TERMS OF THE PROBATE CODE.

SECTION 8.15 Consequential Damages. OWNER SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY DAMAGES, CONSEQUENTIAL OR OTHERWISE, THAT MAY BE INCURRED OR ALLEGED BY BCOI OR DEVELOPER OR BY ANY OTHER PERSON OR ENTITY AS A RESULT OF ANY OF THE TRANSACTION DOCUMENTS OR THE EXERCISE OF THE TERMS THEREOF BY OWNER OR THE COLLECTION BY OR ON BEHALF OF THE SUMS DUE THEREUNDER, UNLESS SUCH DAMAGES ARE INCURRED AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OWNER.

SECTION 8.16 Indemnification. BCOI HEREBY INDEMNIFIES, HOLDS HARMLESS AND AGREES TO DEFEND OWNER FROM AND AGAINST (A) ALL CLAIMS, DEMANDS, CAUSES OF ACTION ASSERTED AGAINST OWNER BY ANY PERSON IF THE CLAIM, DEMAND OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY RELATES TO ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING ARISING FROM OR RELATING TO: (I) A CLAIM, DEMAND OR CAUSE OF ACTION THAT THE PERSON HAS OR ASSERTS AGAINST BCOI; (II) THE PAYMENT OF ANY COMMISSION, CHARGE OR BROKERAGE FEE INCURRED IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS; (III) ANY ACT OR OMISSION OF BCOI, ANY CONTRACTOR, SUBCONTRACTOR, ARCHITECT, ENGINEER, MATERIAL SUPPLIER, VENDOR OR OTHER PERSON WITH RESPECT TO THE PROPERTY AND/OR THE PROJECT; OR (IV) ANY CLAIM OR CAUSE OF ACTION OF ANY KIND BY ANY PERSON WHICH WOULD HAVE THE EFFECT OF DENYING OWNER THE FULL BENEFIT OR PROTECTION OF ANY PROVISION OF ANY DOCUMENT; AND (B) ALL LIABILITIES, LOSSES AND OTHER COSTS (INCLUDING COURT COSTS AND ATTORNEYS' FEES) INCURRED BY OWNER AS A RESULT OF ANY CLAIM, DEMAND OR CAUSE OF ACTION DESCRIBED IN CLAUSE (A) ABOVE, EXCEPT TO THE EXTENT OF LOSS PROVEN TO RESULT FROM OWNER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE

OWNER'S RIGHT TO INDEMNIFICATION SHALL NOT BE DIRECTLY OR INDIRECTLY LIMITED, PREJUDICED, IMPAIRED OR ELIMINATED IN ANY WAY BY ANY FINDING OR ALLEGATION THAT ANY CONDUCT IS ACTIVE, PASSIVE OR SUBJECT TO ANY OTHER CLASSIFICATION OR THAT OWNER IS DIRECTLY OR INDIRECTLY RESPONSIBLE UNDER ANY THEORY OF ANY KIND FOR ANY ACT OR OMISSION BY BCOI OR ANY OTHER PERSON. NOTWITHSTANDING THE FOREGOING, BCOI SHALL NOT BE OBLIGATED TO INDEMNIFY OWNER WITH RESPECT TO ANY INTENTIONALLY TORT OR ACT OF GROSS NEGLIGENCE WHICH OWNER IS PERSONALLY DETERMINED BY THE JUDGMENT OF A COURT OF COMPETENT JURISDICTION (SUSTAINED ON APPEAL, IF ANY) TO HAVE COMMITTED.

SECTION 8.17 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

SECTION 8.18 JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND EACH OF THE PARTIES AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY ANY OF THE PARTIES HERETO IN SAID COURTS. FURTHER, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 8.03 HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

SECTION 8.19 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICBALE LAW, AT OWNER'S OPTION, BCOI AND DEVELOPER EACH HEREBY WAIVE ANY RIGHT THAT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF OWNER AND/OR BCOI, OWNER AND/OR DEVELOPER, AND BCOI AND DEVELOPER WITH RESPECT TO THE TRANSACTION DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY PARTY'S

RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BCOI AND DEVELOPER EACH AGREE THAT ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF BCOI AND DEVELOPER IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF OWNER TO ENTER INTO THIS AGREEMENT AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THE PARTIES HERETO SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                                      * * *

                     [Signatures appear on following page.]

     IN WITNESS WHEREOF, BCOI, Owner and Developer have caused this Agreement to be executed as of the date first set forth above.

                                        BCOI:

                                        BUCKS COUNTY ONOCOPLASTIC INSTITUTE, LLC


                                        By: /s/ Jerome S. Tannenbaum, M.D.
                                            ------------------------------------
                                            Jerome S. Tannenbaum, M.D.
                                        Its: Chief Manager

                                        OWNER:

                                        MPT OF BUCKS COUNTY, L.P.

                                        BY: MPT OF BUCKS COUNTY, LLC
                                        ITS: GENERAL PARTNER

                                        BY: MPT OPERATING PARTNERSHIP, L.P.
                                        ITS: SOLE MEMBER


                                        By: /s/ Edward K. Aldag, Jr.
                                            ------------------------------------
                                            Edward K. Aldag, Jr.
                                        Its: President and Chief Executive
                                             Officer

                                        DEVELOPER:

                                        DSI FACILITY DEVELOPMENT, LLC


                                        By: /s/ Jerome S. Tannenbaum, M.D.
                                            ------------------------------------
                                            Jerome S. Tannenbaum, M.D.
                                        Its: Chief Manager

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                 [See attached.]

                                    EXHIBIT B

                               DEVELOPMENT BUDGET

                                 [See attached.]

                                    EXHIBIT C

                             THIRD PARTY AGREEMENTS

1. Standard Form of Agreement Between Owner and Architect (1997 Edition) entered into as of April 25, 2005, by and between Buck's County Institute, LLC, as Owner, and DSI Facility Development, LC, as Architect, incorporating the terms of that certain Standard Form of Architect's Services (1997 Edition) executed by Jerome Tannenbaum on April 29, 2005, as amended by that certain Standard form of Amendment for the Agreement Between Owner and Architect (1993 Edition) made as of April 24, 2005, as further amended by that certain Rider to Standard Form of Agreement Between Owner and Architect between Buck's County Oncoplastic Institute, LLC and DSI Facility Development, LLC of even date herewith.

2. Agreement between Owner and Architect, dated as of September __, 2005, by and between Buck's County Oncoplastic Institute, LLC and Kenneth Karkau (subject to receipt of evidence of professional liability insurance).

3. Proposal #230595 dated May 29, 2003 by Hill-Rom to Diversified Specialty Institutes, Inc., Customer #1126790.

4. Proposal #786714 dated March 4, 2005 by Hill-Rom to Diversified Specialty Institutes, Inc., customer #250137.

5. Proposal by York International Corporation ("York") to Dr. Jerome Tannenbaum and Short Form of Agreement Between Owner and Engineer For Professional Services, between York International and Diversified Specialty Institutes executed by Diversified Specialty Institutes on April 21, 2005; Purchase Order, dated September 12, 2005, by York, consisting of pages 1 and 2, and Exhibits A, B, and C (subject to receipt of evidence of required insurance).

6. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of October 27, 2004, regarding "Feasibility Study; Glenview Corporate Center."

7. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of November 10, 2004, regarding "Zoning Hearing Board, Sketch Plan."

8. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of November 30, 2004, regarding "Topographic Survey & Preliminary Plans."

9. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of February 2, 2005, regarding "Buck's County Hospital/MOB Corp. Center."

10. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of February 4, 2005, regarding "Change Order No. 1; Wetlands Features, Floodplain."

11. Letter of Agreement between Taylor Wiseman & Taylor and Diversified Specialty Institutes, dated as of April 8, 2005, regarding "DSI - Hospital; ALTA Survey."

12. Proposal for Geotechnical Investigation dated January 31, 2005, by Geotek engineering company, accepted by Diversified Specialty Institutes on February 4, 2005.

                                    EXHIBIT D

                                    SITE PLAN

                                 [See attached.]

                                    EXHIBIT E

                                  DRAW REQUESTS

                                 [See attached.]

                                  SCHEDULE 4.01

              Ownership of Buck's County Oncoplastic Institute, LLC

National Oncoplastic Institutes, Inc. ................................   100.00%

                             Ownership of Developer

Diversified Specialty Institutes, Inc. ...............................   100.00%


                                       S-1